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                                                                       EXHIBIT 5


                               GREENBERG TRAURIG
                           A Professional Association
                      One East Camelback Road, Suite 1100
                             Phoenix, Arizona 85012
                            Telephone (602) 263-2400
                               Fax (602) 263-2900


                                 August 24, 1999

MarineMax, Inc.
18167 U.S. Highway 19 N.
Suite 499
Clearwater, Florida 33764


                     RE: REGISTRATION STATEMENT ON FORM S-3
                         MARINEMAX, INC.

Ladies and Gentlemen:

     As legal counsel to MarineMax, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement"), to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 400,000 shares of common stock of the Company covered by the Registration Statement (the "Shares"). The facts, as we understand them, are set forth in the Registration Statement.

     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

     A. The Restated Certificate of Incorporation of the Company;

     B. The Bylaws of the Company;

     C. The Registration Statement; and

     D. The Resolutions of the Board of Directors of the Company relating to the approval of the filing of the Registration Statement and the transactions in connection therewith.

     Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications


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[GREENBERG TRAURIG LETTERHEAD]

MarineMax, Inc.
August 24, 1999
Page 2

set forth below, and based on our review of the documents above, it is our opinion that, when (a) the Registration Statement as then amended shall have been declared effective by the Commission, and (b) the Shares have been duly issued, executed, authenticated, paid for, sold, and delivered by the Company as described in the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable.

     We have assumed the payment by the prior holders of the Shares of the full and sufficient consideration due from them to the Company for the Shares.

     Please be advised that we are members of the State Bar of Arizona, and our opinion is limited to the legality of matters under federal securities laws and the General Corporation Laws of the State of Delaware. Further, our opinion is based solely upon existing laws, rules, and regulations and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

         We hereby expressly consent to any reference to our firm in the Registration Statement and in any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 for this same offering, the inclusion of this opinion as an exhibit to the Registration Statement and the incorporation by reference into any such additional registration statement, and to the filing of this opinion with any other appropriate governmental agency.

                                                    Very truly yours,




                                                    /s/ Greenberg Traurig, P.A.

RSK/bcv